EXHIBIT 99.1

Contact:	Jane W. McCahon
Conway Communications
978-443-0160
janewmccahon@earthlink.net

XERIUM TECHNOLOGIES REPORTS FOURTH QUARTER

AND FISCAL YEAR 2007 RESULTS

— Company Obtains Loan Default Waiver —

— Company records $185.3 million non-cash charge for goodwill impairment —

YOUNGSVILLE, NC, April 8, 2008 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today reported results for the fourth quarter ended December 31, 2007. Highlights for the quarter include:

Loan Waiver:

•

On April 8, 2008, the Company obtained a temporary waiver from its lenders related to defaults under its credit facility, including financial covenant defaults that, as previously disclosed, the Company had anticipated at March 31, 2008. The waiver is in effect until May 31, 2008. The Company expects to utilize the waiver period to seek to make these waivers permanent and to seek to amend the financial covenants and other parameters in its credit facility.

•

As disclosed on March 18, 2008, the Company determined not to declare a cash dividend on its common stock for the first quarter of 2008 and does not expect to do so for the foreseeable future. The credit facility waiver described above also amends the credit facility to prohibit the payment of dividends on the Company’s common stock.

Financial Highlights

•

Net sales for the fourth quarter of 2007 were $164.2 million, a 6.2% increase from $154.6 million for the fourth quarter of 2006. Excluding currency effects described below, fourth quarter 2007 net sales decreased 1.0% from the fourth quarter of 2006.

•	In the fourth quarter of 2007, the Company recorded a non-cash charge for goodwill impairment of $185.3 million related to its roll covers segment.

•

Reflecting the impairment charge, Xerium reported a net loss in the fourth quarter of 2007 of $168.0 million, or $3.69 per diluted share, compared to net income of $3.5 million, or $0.08 per diluted share, for the fourth quarter of 2006. Shares used in computing diluted EPS were 45.5 million for the fourth quarter of 2007 compared to 44.0 million for the fourth quarter of 2006.

•

Net cash generated by operating activities was $40.5 million for the fourth quarter of 2007, compared to $24.6 million in the same quarter last year as a result of improved working capital during the fourth quarter 2007.

•

Adjusted EBITDA (as defined in the Company’s credit facility) was $36.5 million for the fourth quarter of 2007, compared to $36.6 million for the fourth quarter of 2006. See “EBITDA and Adjusted EBITDA Reconciliation” below.

•	Cash on hand at December 31, 2007 was $24.2 million, compared to $32.5 million at September 30, 2007 and $16.8 million at December 31, 2006.

•

Related to the company’s credit facility issues described above, Xerium’s independent registered public accounting firm is expected to include an explanatory paragraph in its opinion with respect to the Company’s 2007 Consolidated Financial Statements related to uncertainty regarding the Company’s ability to continue as a going concern. The inclusion of that paragraph constitutes a default under the Company’s credit facility which is addressed by the temporary default waiver.

Stephen Light, President and Chief Executive Officer of Xerium Technologies, said, “My first priority, is to satisfactorily resolve our current credit facility issues with our bank group and, secondly, to establish a capital structure that will allow for the long-term health of our business. Now that we’ve secured the default waiver through May 31st, we’ll focus on determining the most economic means for addressing our capital requirements, including arranging long-term amendments to our credit agreement designed to provide us improved financial flexibility going forward.

“Since I joined Xerium in February, I’ve become confident in the Company’s overall business prospects, its technology and the dedication of its employees. As we work towards rebuilding long-term shareholder value, our focus will be to generate increased cash flows to accelerate debt repayments. Based upon my initial assessment of the business, and my prior experience turning around similarly-situated companies, I am confident that we’ll be successful in achieving this goal.”

ADDITIONAL QUARTERLY FINANCIAL HIGHLIGHTS

•

Capital expenditures for the fourth quarter of 2007 were $24.5 million, compared to $8.1 million for the fourth quarter of 2006. Approximately $12.2 million of capital expenditures in the 2007 fourth quarter were directed toward projects designed to support the Company’s growth objectives, with the remaining $12.3 million used to sustain the Company’s existing operations and facilities. Xerium is building a clothing manufacturing facility in Vietnam, which we began in the fourth quarter of 2007. In first quarter of 2008, the Company decided to slow the pace of planned capital expenditures for the Vietnam facility and now expects the plant to begin production in 2009. Aggregate Company capital expenditures are currently expected to be approximately $10 million less in 2008 than in 2007 and lower in 2009 than 2008.

•

During the fourth quarter of 2007, the Company recorded accrued severance and related costs of approximately $2.5 million as a result of the resignation of its former chief executive officer. The Company also continued to streamline its global operating structure, and incurred associated restructuring charges, as expected, of $1.6 million.

•

The Company recorded a foreign exchange gain in the fourth quarter of 2007 of $0.3 million, compared to a gain of $0.9 million in the fourth quarter of 2006. Foreign exchange gains and losses are primarily the result of intercompany activity during 2007 and 2006.

•	The Company recorded a benefit for income taxes of $11.6 million in the fourth quarter of 2007, compared to a provision of $2.5 million in the fourth quarter of 2006.

•	The following table presents net sales for the fourth quarters of 2007 and 2006 by segment and the effect of currency on pricing and translation on fourth quarter 2007 net sales:

	Net Sales Three Months Ended Dec. 31,		Increase (decrease) in Net Sales from Q4 2006 to Q4 2007	Increase in Q4 2007 Net Sales due to Currency Translation*	Percent increase (decrease) in Net Sales from Q4 2006 to Q4 2007		**(Decrease) in Q4 2007 Net Sales Due to Currency Effects on Pricing	Percent increase (decrease) in Net Sales from Q4 2006 to Q4 2007 Excluding Effect of Currency on Pricing and Translation
	2007	2006			Total	Excluding currency translation effect
Clothing	$108.0	$99.1	$8.9	$10.2	9.0%	(1.3)%	$(2.9)	1.6%
Roll Covers	56.2	55.5	0.7	3.9	1.3%	(5.8)%	—	(5.8)%
Total	$164.2	$154.6	$9.6	$14.1	6.2%	(2.9)%	$(2.9)	(1.0)%

*	Increase in fourth quarter 2007 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the fourth quarter of 2006 from (ii) net sales for the fourth quarter of 2006 at the applicable average foreign currency exchange rate for the fourth quarter of 2007.

**	Change in the fourth quarter 2007 net sales due to currency effect on pricing relates to sales prices indexed in U.S. dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

Clothing Segment Commentary

•

Clothing segment sales during the fourth quarter of 2007 increased 9.0% to $108.0 million, from $99.1 million in the comparable period of 2006 due primarily to favorable currency effects and increased sales volume. Excluding the currency effects described above, clothing segment sales for the fourth quarter of 2007 increased 1.6% compared with the fourth quarter of 2006.

•	Overall pricing levels for the clothing segment in the fourth quarter of 2007 decreased approximately 3.0% compared with fourth quarter 2006 levels.

•

Clothing segment earnings for the fourth quarter of 2007 of $25.8 million increased by 25.8% from $20.5 million in the same quarter of 2006. Key drivers of this improvement include higher sales volumes and the positive impact of the Company’s restructuring and efficiency programs.

Roll Covers Segment Commentary

•

Roll covers segment sales during the fourth quarter of 2007 increased 1.3% to $56.2 million, from $55.5 million in the comparable period in 2006, primarily due to the favorable effect of currency translation. Excluding the currency effects described above, roll covers segment sales in the fourth quarter of 2007 decreased 5.8% from the fourth quarter of 2006.

•	Overall pricing levels for the roll covers segment in the fourth quarter of 2007 was mostly unchanged from fourth quarter 2006 levels.

•

Roll covers segment earnings for the fourth quarter of 2007 of $14.4 million were flat with the $14.5 million reported in the same quarter of 2006, as the benefits of a lower cost structure resulting from cost reduction activities offset level sales volumes.

2007 RESULTS

•

Net sales for 2007 were $615.4 million, a 2.3% increase from $601.4 million for 2006. The total impact of currency effects on net sales for 2007, as compared to 2006, was an increase of $27.7 million, including a gain of $35.9 million from currency translation and a loss of $8.2 million from the effect of currency on pricing. Excluding these currency effects, net sales for the 2007 decreased from 2006 by 2.3%.

•

Xerium’s net loss was $150.2 million, or $3.36 per diluted share, for 2007, compared to net income of $31.3 million, or $0.71 per diluted share, for 2006. Shares used in computing diluted EPS were 44.7 million for 2007 compared to 43.9 million for 2006.

•	The Company recorded a benefit for income taxes of $2.3 million for 2007, compared to a provision of $13.1 million in 2006.

•	Net cash generated by operating activities was $89.0 million for 2007, compared to $69.2 million in 2006.

•	Adjusted EBITDA (as defined in the Company’s credit facility) was $146.0 million for 2007, compared to $146.2 million for 2006. See “EBITDA and Adjusted EBITDA Reconciliation” below.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results on Thursday, April 10, 2008, beginning at 8:30 am ET. The call is accessible via the Company’s website (www.xerium.com) following the links to investor relations and webcasts. To access the conference call, please dial 1-888-680-0879, using passcode 6814971, at least 10 minutes prior to the call’s start. Internationally, the call may be accessed by dialing 1-617-213-4856, using the same passcode. The call will be available as an archived webcast on the Company’s website beginning approximately an hour after the call is completed.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and EBITDA are not measures of performance under generally accepted accounting principles (“GAAP”); they are non-GAAP financial measures. Xerium Technologies uses these measures as supplementary non-GAAP financial measures to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness and to fund ongoing capital expenditures and dividends. Xerium Technologies’ credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income from operations (as determined in accordance with GAAP). For additional information regarding Adjusted EBITDA and EBITDA, and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 35 manufacturing facilities in 15 countries around the world, Xerium has approximately 3,700 employees.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, forward-looking statements can be identified by the use of words such as “may”, “could”, “expect”, “intend”, “plan”, “seek”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, or

“continue” or the negative of these terms or other comparable terminology. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements. Factors that could materially affect our actual results, levels of activity, performance or achievements include the following items: (i) our lenders would have the right to demand immediate repayment of our obligations under our credit facility and counterparties may have the right to terminate our existing interest rate swaps if we remain in default of our financial covenants at May 31, 2008; (ii) our borrowing costs are likely to increase in the event that we are able to reach agreement on amendment of our financial covenants or otherwise refinance our credit facility; (iii) the New York Stock Exchange may delist our common stock if we are unable to meet the NYSE listing requirements; (iv) our revenues and profitability could be adversely affected by fluctuations in currency exchange rates; (v) our profitability would be reduced by a decline in the prices of our products; (vi) our profitability could be adversely affected by fluctuations in interest rates; (vii) we may not be able to develop and market new products successfully or we may not be successful in competing against new technologies developed by competitors; (viii) our credit facility contains restrictive covenants, including covenants requiring compliance with minimum interest coverage and fixed charge coverage ratios and maximum leverage ratios, that will require us to improve our performance over time in order to comply therewith; (ix) our credit facility, as amended, prohibits the payment of dividends on our common stock; (x) we may have insufficient cash to fund growth and unexpected cash needs after satisfying our debt service obligations due to our high degree of leverage and significant debt service obligations; (xi) we are subject to the risk of weaker economic conditions, including without limitation those affecting the paper industry, in the locations around the world where we conduct business, including current turmoil in the credit markets; (xii) we may be required to incur significant costs to reorganize our operations in response to market changes in the paper industry; (xiii) we are subject to the risk of terrorist attacks or an outbreak or escalation of any insurrection or armed conflict involving the United States or any other country in which we conduct business, or any other national or international calamity; (xiv) we are subject to any future changes in government regulation; (xv) we are subject to any changes in U.S. or foreign government policies, laws and practices regarding the repatriation of funds or taxes and (xvi) those other risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A for period ended December 31, 2006 filed with the Securities and Exchange Commission and subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	December 31
	2007	2006
	(dollars in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$24,218	$16,816
Accounts receivable (net of allowance for doubtful accounts of $5,157 in 2007 and $4,220 in 2006)	113,256	109,694
Inventories	113,136	103,853
Prepaid expenses	6,287	4,426
Other current assets	29,441	19,273

Total current assets	286,338	254,062
Property and equipment, net	421,470	375,179
Goodwill	159,892	318,019
Intangible assets and deferred financing costs, net	17,381	37,151
Other assets	6,360	6,315

Total assets	$891,441	$990,726

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Notes payable	$1,676	$10,571
Accounts payable	44,842	39,778
Accrued expenses	61,070	48,574
Current maturities of long-term debt	19,253	10,110
Long-term debt classified as current	641,179	—

Total current liabilities	768,020	109,033
Long-term debt, net of current maturities and long-term debt classified as current	4,693	618,379
Deferred and long-term taxes	23,114	40,479
Pension, other postretirement and postemployment obligations	90,749	106,255
Other long-term liabilities	5,917	—
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares outstanding as of December 31, 2007 and 2006	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized; 46,028,003 and 43,799,662 shares outstanding as of December 31, 2007 and 2006, respectively	460	438
Paid-in capital	216,360	201,563
Accumulated deficit	(245,511)	(65,137)
Accumulated other comprehensive income (loss)	27,639	(20,284)

Total stockholders’ equity (deficit)	(1,052)	116,580

Total liabilities and stockholders’ equity (deficit)	$891,441	$990,726

XERIUM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended
	Dec. 31, 2007	Dec. 31, 2006
Net sales	$164,216	$154,559
Costs and expenses:
Cost of products sold	98,979	92,844
Selling	20,019	19,094
General and administrative	19,881	21,047
Restructuring and impairments	1,575	3,064
Research and development	2,572	2,461
Goodwill impairment	185,300	—

Total operating costs and expenses	328,326	138,510

Income (loss) from operations	(164,110)	16,049
Other income (expense):
Interest expense, net	(15,789)	(10,930)
Foreign exchange gain (loss)	334	899

Income (loss) before provision (benefit) for income taxes	(179,565)	6,018
Provision (benefit) for income taxes	(11,558)	2,510

Net income (loss)	$(168,007)	$3,508

Net income (loss) per common share – basic and diluted	$(3.69)	$0.08

Cash dividends per common share	$0.1125	$0.2250

XERIUM TECHNOLOGIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Years Ended December 31,
	2007	2006
Net sales	$615,426	$601,439
Costs and expenses:
Cost of products sold	361,913	355,375
Selling	79,157	76,313
General and administrative	70,218	70,621
Restructuring and impairments	7,733	4,736
Research and development	10,189	9,878
Goodwill impairment	185,300	—

	714,510	516,923

Income (loss) from operations	(99,084)	84,516
Interest expense	(54,609)	(41,893)
Interest income	1,483	1,877
Foreign exchange gain (loss)	(347)	(105)
Loss on early extinguishment of debt	—	—

Income (loss) before provision for income taxes	(152,557)	44,395
Provision (benefit) for income taxes	(2,345)	13,107

Net income (loss)	$(150,212)	$31,288

Net income (loss) per share:
Basic	$(3.36)	$0.71

Diluted	$(3.36)	$0.71

Shares used in computing net income (loss) per share:
Basic	44,745,296	43,768,609

Diluted	44,745,296	43,896,302

Cash dividends per common share	$0.5625	$0.90

XERIUM TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED) —

(dollars in thousands)

	For the Years Ended December 31,
	2007	2006
Operating activities
Net income (loss)	$(150,212)	$31,288
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Goodwill impairment	185,300	—
Stock-based compensation	1,749	2,507
Depreciation	41,108	40,969
Amortization of other intangibles	4,432	4,423
Deferred financing cost amortization	3,676	3,726
Unrealized foreign exchange (gain) loss on revaluation of debt	4,198	964
Deferred taxes	(16,984)	4,793
Deferred interest	—	—
Asset impairment	389	2,095
Loss on early extinguishment of debt	—	—
Gain on disposition of property and equipment	(1,367)	(319)
Change in the fair value of interest rate swaps	6,146	(1,604)
Change in assets and liabilities which provided (used) cash:
Accounts receivable	5,836	(329)
Inventories	2,243	261
Prepaid expenses	(1,403)	1,531
Other current assets	983	(2,300)
Accounts payable and accrued expenses	7,246	(11,695)
Deferred and other long term liabilities	(4,320)	(7,074)

Net cash provided by operating activities	89,020	69,236

Investing activities
Capital expenditures, gross	(47,859)	(32,456)
Proceeds from disposals of property and equipment	2,961	1,012
Proceeds from dispositions of businesses	—	1,666
Payment for acquisitions, net of cash acquired	(12,298)	(8,155)
Other	(4)	(7)

Net cash used in investing activities	(57,200)	(37,940)

Financing activities
Net increase (decrease) in borrowings (maturities of 90 days or less)	(8,207)	538
Proceeds from borrowings (maturities longer than 90 days)	5,435	155
Principal payments on debt	(10,890)	(36,870)
Issuance of common stock	—	—
Redemption of common stock	—	—
Cash dividends on common stock	(11,782)	(39,403)
Costs related to public offering and refinancing	—	—
Other	(1,793)	(2,628)

Net cash provided by (used in) financing activities	(27,237)	(78,208)

Effect of exchange rate changes on cash flows	2,819	3,752

Net increase (decrease) in cash	7,402	(43,160)
Cash and cash equivalents at beginning of year	16,816	59,976

Cash and cash equivalents at end of year	$24,218	$16,816

Interest payments	$39,780	$40,000

Income tax payments	$10,981	$19,101

Xerium Technologies, Inc.

EBITDA and Adjusted EBITDA Reconciliation

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA is defined in our credit facility and is EBITDA plus (i) expenses or losses incurred on or prior to the completion of our initial public offering in connection with proposed or completed debt or equity financing transactions, including expenses or losses related to the early retirement or extinguishment of debt and any bonuses paid in connection with such financing transactions, (ii) unrealized foreign exchange (gain) loss on certain indebtedness, net, (iii) restructuring or related impairment costs and costs for programs intended to increase productivity and economic efficiency or our market share capacity, reduce cost structure, improve equipment utilization or provide additional regional capacity to better serve growth markets (not to exceed $11.0 million in the aggregate for 2005, $4.0 million in the aggregate for 2006, $12.0 million in the aggregate for 2007 and $5.0 million in the aggregate in each year thereafter), (iv) reserves for inventory in connection with plant closings, (v) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (vi) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing and the legal reorganization of Brazilian subsidiaries, (vii) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (viii) non-cash charges resulting from the application of purchase accounting, (ix) any fees, expenses or charges deducted in computing net income (loss) which have been determined by management, which determination is reasonably acceptable to the administrative agent under our credit facility, to be non-recurring by virtue of changes in our method of operations pursuant to our cost reduction programs, (x) non-cash losses (net of non-cash gains) resulting from marking-to-market hedging obligations, (xi) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (xii) expenses not exceeding $5 million per year incurred as a result of the repurchase, redemption or retention of our own common stock earned under equity compensation programs solely in order to make withholding tax payments. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies. The following table provides a reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,
	2007	2006
(in thousands)
Net cash provided by operating activities	$40,517	$24,607
Interest expense, net	15,789	11,005
Net change in operating assets and liabilities	(25,515)	(6,355)
Income tax provision (benefit)	(11,558)	2,757
Stock-based compensation	24	(561)
Deferred financing cost amortization	(944)	(1,249)
Deferred taxes	20,534	(549)
Asset impairment	—	(2,095)
Unrealized foreign exchange gain (loss) on indebtedness, net	(3,680)	571
Gain on disposition of property and equipment	144	297
Change in fair value of interest rate swaps	(1,941)	—
Goodwill impairment	(185,300)	—

EBITDA	(151,930)	28,428
Expenses related to debt or equity financing	—	116
Loss on early extinguishment of debt	—	—
Unrealized foreign exchange (gain) loss on indebtedness, net	3,680	(571)
Change in fair value of other derivatives	(3,503)	—
Restructuring expenses	1,575	969
Non-cash compensation and related expenses	(24)	561
Non-cash impairment charges (B)	185,300	2,095
Growth program costs	1,197	—
Inventory write-offs under restructuring programs	75	—
Non-recurring expenses resulting from cost reduction programs (D)	150	5,009

Adjusted EBITDA	$36,520	$36,607

	For the Years Ended December 31,
	2007	2006
(in thousands)
Net cash provided by operating activities	$89,020	$69,236
Interest expense, net	53,126	40,016
Net change in operating assets and liabilities	(10,585)	19,606
Income tax provision (benefit)	(2,345)	13,107
Stock-based compensation	(1,749)	(2,507)
Deferred financing cost amortization	(3,676)	(3,726)
Deferred taxes	16,984	(4,793)
Deferred interest	—	—
Asset impairment	(389)	(2,095)
Unrealized foreign exchange gain (loss) on indebtedness, net	(4,198)	(964)
Loss on early extinguishment of debt	—	—
Gain on disposition of property and equipment	1,367	319
Change in fair value of interest rate swaps	(6,146)	1,604
Goodwill impairment	(185,300)	—

EBITDA	(53,891)	129,803
Expenses related to debt or equity financing	—	116
Loss on early extinguishment of debt	—	—
Unrealized foreign exchange (gain) loss on indebtedness, net	4,198	964
Change in fair value of other derivatives	(3,954)	—
Restructuring expenses (A)	7,344	2,641
Non-cash compensation and related expenses	1,749	2,507
Expenses related to reorganization of Brazilian subsidiaries	—	—
Non-cash impairment charges (B)	185,689	2,095
Growth program costs (C)	4,656	—
Inventory write-offs under restructuring programs	148	—
Non-recurring expenses resulting from cost reduction programs (D)	82	8,044

Adjusted EBITDA	$146,021	$146,170

(A)	Restructuring and related impairment costs, including growth program costs (in 2007) that can be added back to determine Adjusted EBITDA were capped at $12,000 for 2007, $4,000 for 2006 and $11,000 for 2005.

(B)	In accordance with the definition of Adjusted EBITDA in our credit facility, non-cash impairment charges resulting from application of Statement of Financial Accounting Standards Nos. 141, 142 and 144 have been added back to Adjusted EBITDA.

(C)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 2, 2007, growth programs are those intended to increase productivity and economic efficiency or the market share capacity of the Company, reduce cost structure, improve equipment utilization or provide additional regional capacity to better serve growth markets. These growth program costs for the year ended December 31, 2007 include expenses incurred for our lean manufacturing initiatives, expansion into Vietnam and other growth programs. The amount of growth programs was $5,321 in 2007, which was reduced above due to the cap as noted in (A). Growth program costs were not added back to net income in calculating Adjusted EBITDA for the year ended December 31, 2006 because the credit facility as in effect at that time did not provide for the add back of such items.

(D)	In accordance with the definition of Adjusted EBITDA in our credit facility, certain fees, expenses and charges deducted in computing net income determined by us to be non-recurring, which determination was accepted by the administrative agent under the facility, by virtue of changes in our method of operations pursuant to our cost reduction programs have been added back to Adjusted EBITDA for the years ended December 31, 2007and 2006. These fees, expenses and charges are presented in the following table:

	Year Ended December 31, 2007	Year Ended December 31, 2006
(in thousands)
Environmental charges in connection with facilities closures pursuant to cost reduction programs (1)	$(50)	$3,072
Certain operating costs incurred in connection with the transition of production operations from closed facilities to other facilities (2)	132	4,972

Total	$82	$8,044

(1)	The 2007 amount reflects the reversal of amounts accrued in prior periods.

(2)	For 2007, the amount includes added operating costs related to restructuring programs in Italy. For 2006, the amount includes added operating costs related to closures in North America and Italy of $3,465 and $1,507, respectively. For 2005, the amount includes added operating costs related to closures in North America only.